CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Income Plus Notes Linked to a basket of 5 Reference Stocks due June 13, 2018	$3,000,000	$348.30

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158385
PRICING SUPPLEMENT
Dated June 8, 2011
 (To Prospectus dated April 2, 2009 and
Prospectus Supplement dated April 9, 2009)

HSBC USA Inc.
Income Plus Notes

}	7 year maturity.

}	$3,000,000 Income Plus Notes linked to a basket of 5 Reference Stocks

}	Repayment of principal at maturity, subject to the credit risk of HSBC USA Inc.

}
Annual coupon payments at a fixed rate equal to 5.25% per annum for the first year of the Notes and at a rate of either 1.25% per annum or 10.25% per annum based on the performance of the reference stocks, thereafter

The Income Plus Notes (the “Notes”) offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC USA Inc.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes.  HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-17 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-5 of this document and page S-3 of the accompanying prospectus supplement.

	Price to Public	Fees and Commissions1	Proceeds to Issuer
Per Security / Total	$1,000 / $3,000,000	$30 / $90,000	$970 / $2,910,000

1See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-17 of this pricing supplement.

HSBC USA Inc. Income Plus Notes

Linked to a basket of 5 Reference Stocks

This pricing supplement relates to an offering of Notes linked to the performance of the basket of five Reference Stocks (each a “Reference Stock”).  All references to “Reference Stock(s)” in this pricing supplement shall refer to “Reference Asset(s)” in the prospectus supplement and the prospectus. The purchaser of a Security will acquire a senior unsecured debt security of HSBC USA Inc. with annual coupons linked to the Reference Stocks as described below.

The offering of Notes will have the terms described in this pricing supplement and the accompanying prospectus supplement and prospectus.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this pricing supplement shall control. The following key terms relate to the offerings of Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Security

Reference Stocks:	The common stocks of the Reference Stock Issuers (each common stock, a “Reference Stock” and together, the “Reference Stocks”).

Reference Stock Issuers	Ticker Symbol	Exchange	Initial Price1	Reference Stock Issuers	Ticker Symbol	Exchange	Initial Price1
Altria Group, Inc.	MO	NYSE	$27.29	Lockheed Martin Corporation	LMT	NYSE	$77.12
Eli Lilly and Company	LLY	NYSE	$37.27	McDonald’s Corporation	MCD	NYSE	$81.15
International Business Machines Corporation	IBM	NYSE	$164.34
1 For each Reference Stock, the Official Closing Price of such Reference Stock on the Pricing Date.

Payment at Maturity:	For each Note, the Principal Amount plus the Coupon due on the Maturity Date.

Minimum Annual Coupon:	1.25% per annum.

Performance-Based Annual Coupon:	10.25% per annum.

Performance Event:	With respect to each Coupon Valuation Date, a Performance Event Occurs if the Official Closing Price of each and every Reference Stock is greater than or equal to its Initial Share Price.

Coupon:	With respect to each Coupon Payment Date, for each $1,000 Principal Amount of Notes, the Coupon will equal: $1,000 × the Coupon Rate applicable to such Coupon Payment Date.

Coupon Rate:
For the first Coupon Payment Date, a rate equal to 5.25% per annum.  For each Coupon Payment Date thereafter, a rate equal to:
a) the Minimum Annual Coupon if a Performance Event does not occur on the corresponding Coupon Valuation Date; or
b) the Performance-Based Annual Coupon if a Performance Event occurs on the corresponding Coupon Valuation Date.

Coupon Payment Dates:
June 13, 2012, June 13, 2013, June 12, 2014, June 11, 2015, June 13, 2016, June 13, 2017 and June 13, 2018 (the expected Maturity Date), subject to adjustment as described under “Market Disruption Events” herein.

Coupon Valuation Dates:	June 10, 2013, June 9, 2014, June 8, 2015, June 8, 2016, June 8, 2017 and June 8, 2018, subject to adjustment as described under “Market Disruption Events” herein.

Initial Price:	The Official Closing Price (as defined below) of the Reference Stock as determined by the calculation agent on the Pricing Date.

Final Price:
With respect to each Reference Stock, the Official Closing Price of the respective Reference Stock on the relevant Coupon Valuation Date, adjusted as described under “Adjustments” below by the calculation agent.

Official Closing Price:
With respect to each Reference Stock, the Official Closing Price on any scheduled trading day during the term of the Notes will be the relevant official price of one share of such Reference Stock on the relevant exchange for such Reference Stock as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange.  If the Reference Stock is not listed or traded as described above for any reason other than a Market Disruption Event (as defined below), then the Official Closing Price for the Reference Stock on any scheduled trading day will be the average, as determined by the calculation agent, of the bid prices for one share of the Reference Stock obtained from as many dealers in the Reference Stock selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Trade Date:	June 8, 2011

Pricing Date:	June 8, 2011

Original Issue Date:	June 13, 2011

Maturity Date:	June 13, 2018 which is 3 business days after the final Coupon Valuation Date. The Maturity Date is subject to adjustment as described under “Market Disruption Events” herein.
CUSIP / ISIN:	4042K1JT1 / US4042K1JT17
Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

GENERAL

This pricing supplement relates to one security offering linked to the Reference Stocks identified on PS-2.  The purchaser of a Security will acquire a senior unsecured debt security of HSBC USA Inc. linked to five Reference Stocks.  Although the offering of Notes relates to the Reference Stocks identified on PS-2, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Stocks or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-5 of this pricing supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The prospectus supplement at:	http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

PAYMENT AT MATURITY

On the Maturity Date, for each Security you hold, we will pay you your Principal Amount plus the Coupon due on the Maturity Date, if any.

Coupons

On each Coupon Payment Date, we will pay you the relevant Coupon.  The Coupon is equal to the Principal Amount multiplied by the relevant Coupon Rate.  The Coupon Rate will be for the first Coupon Payment Date equal to 5.25% per annum.  For each Coupon Payment Date thereafter, the Coupon Rate will be either a rate per annum equal to the Minimum Annual Coupon if a Performance Event has not occurred on the corresponding Coupon Valuation Date, or a rate per annum equal to the Performance-Based Annual Coupon if a Performance Event has occurred on the corresponding Coupon Valuation Date.  If any Coupon Payment Date falls on a day that is not a business day, such Coupon Payment Date will be postponed to the immediately succeeding business day.  In the case of the final Coupon Payment Date that is also the Maturity Date, in the event the Maturity Date is postponed as described in “Market Disruption Events” herein, such final Coupon Payment Date will also be postponed until the postponed Maturity Date.  In no event, however, will any additional interest accrue on the Notes as a result of any the foregoing postponements.  For information regarding the record dates applicable to the Notes, please see the section entitled “Recipients of Interest Payments” on page S-18 in the accompanying prospectus supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, National Association will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, National Association.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

}
You seek an investment that provides a full repayment of principal, subject to the credit risk of HSBC, if held to maturity, and an annual Coupon fixed at 5.25% for the first year of the Notes and thereafter at a rate based on the performance of the Reference Stocks that will not be greater than the Performance-Based Annual Coupon and may be equal to the Minimum Annual Coupon.

}	You believe the Coupon Rate on the Coupon Payment Dates will be an amount sufficient to provide you with a satisfactory return on your investment.

}
You are comfortable receiving only the Principal Amount of your Notes at maturity plus the applicable Coupon that will not be greater than the Performance-Based Annual Coupon and may be equal to the Minimum Annual Coupon.

}	You are willing to invest in the Notes based on the Performance-Based Annual Coupon, which will limit your Coupon on any Coupon Payment Date.

}	You are willing to forego dividends or other distributions paid to holders of the Reference Stocks.

}	You do not seek an investment for which there is an active secondary market.

}	You are willing to hold the Notes to maturity.

}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}
You seek an investment where the Coupon is based on the actual performance of the Reference Stocks and is not limited to the Performance-Based Annual Coupon and may be equal to the Minimum Annual Coupon.

}	You believe the price of one or more Reference Stocks will decrease from its Initial Share Price on one or more Coupon Valuation Dates over the term of the Notes.

}	You are unwilling to receive only the Principal Amount of your Notes plus a Coupon that will not be greater than the Performance-Based Annual Coupon and may be equal to the Minimum Annual Coupon.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You prefer to receive the dividends or other distributions paid on any of the Reference Stocks.

}	You seek an investment for which there will be an active secondary market.

}	You are unable or unwilling to hold the Notes to maturity.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement.  Investing in the Notes is not equivalent to investing directly in any of the Reference Stocks.  You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

}	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The amount of the Coupon Rate for each Coupon Payment Date other than the initial Coupon Payment Date is uncertain and may be equal to the Minimum Annual Coupon.

The amount of the annual Coupon you receive after the initial Coupon Payment Date is not fixed and will depend on the performances of the Reference Stocks.  If the Official Closing Price of any Reference Stock is less than its Initial Share Price on a Coupon Valuation Date, you will receive a Coupon equal to the Minimum Annual Coupon of 1.25% on the corresponding Coupon Payment Date regardless of the appreciation of one or more of the other Reference Stocks, which may be significant.

You will not directly participate in any appreciation in the value of Reference Stocks and your Coupon is capped.

You will not directly participate in any appreciation in the value of the Reference Stocks. Instead you will receive annual Coupons based upon the formulas described under the captions “Coupon” and “Coupon Rate” on PS-2.  The Coupons payable to you on each Coupon Payment Date after the initial Coupon Payment Date will be based upon whether each Reference Stock appreciates or depreciates compared to its Initial Share Price on each of the Coupon Valuation Dates.  If, on a Coupon Valuation Date, the Official Closing Price of each and every Reference Stock is greater than or equal to its Initial Share Price, regardless of the extent to which the prices of the Reference Stocks appreciate, the Coupon Rate will be equal to the Performance-Based Annual Coupon.  Therefore, you may earn significantly less by investing in the Notes than you would have earned by investing directly in the Reference Stocks relevant to your Notes.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

There is limited anti-dilution protection.

For certain events affecting shares of a Reference Stock, such as stock splits or extraordinary dividends the calculation agent may make adjustments to the relevant Official Closing Price on a Coupon Valuation Date which may affect your Coupons. However, the calculation agent is not required to make an adjustment for every corporate action which affects the shares of the relevant Reference Stock. If an event occurs that does not require the calculation agent to adjust the amount of the shares of the relevant Reference Stock, the market price of the Notes and the Coupons may be materially and adversely affected.

In some circumstances, the payment you receive on the Notes may be based on the common stock of another company and not the Reference Stock.

Following certain corporate events relating to the respective Reference Stock Issuer where such issuer is not the surviving entity, your Coupon may be based on the common stock of a successor to the respective Reference Stock Issuer. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see “Merger Event and Tender Offer” beginning on page PS-15.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

While the payment at maturity described in this pricing supplement is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

As a holder of the Notes, you will not have any ownership interest or rights in the Reference Stocks.

As a holder of the Notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights, dividend payments or other distributions. In addition, the Reference Stock Issuer will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Reference Stocks and the Notes.

We are not affiliated with any of the Reference Stock Issuers.

We are not affiliated with any of the Reference Stock Issuers.  We assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about the Reference Stocks contained in this pricing supplement. You should make your own investigation into the relevant Reference Stock and its Reference Stock Issuer.  We are not responsible for the Reference Stock Issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Notes.

Tax treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” herein and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

DESCRIPTION OF THE REFERENCE STOCKS

ALTRIA GROUP, INC. (MO)

Description of Altria Group, Inc.

Altria Group, Inc. has stated in its filings with the SEC that, through its subsidiaries, it engages in the manufacture and sale of cigarettes, wine, and other tobacco products in the United States and internationally. The company also maintains a portfolio of leveraged and direct finance leases principally in transportation, including aircraft, as well as power generation and manufacturing equipment, and facilities. Information filed by Altria Group, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-8940 or its CIK Code: 0000764180.

Historical Performance of Altria Group, Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from April 1, 2006 through June 8, 2011. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE	QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
June 30, 2006	$17.22	$15.82	$17.00	June 30, 2009	$17.62	$15.76	$16.39
September 29, 2006	$19.67	$16.81	$17.72	September 30, 2009	$18.70	$16.10	$17.81
December 29, 2006	$20.04	$17.46	$19.86	December 31, 2009	$20.47	$17.28	$19.63
March 30, 2007	$20.95	$18.79	$20.32	March 31, 2010	$20.86	$19.14	$20.52
June 29, 2007	$22.27	$20.64	$21.63	June 30, 2010	$21.91	$19.20	$20.04
September 28, 2007	$22.27	$19.47	$21.44	September 30, 2010	$24.39	$19.89	$24.02
December 31, 2007	$24.21	$21.31	$23.31	December 31, 2010	$26.22	$23.66	$24.62
March 31, 2008	$24.55	$20.97	$22.20	March 31, 2011	$26.27	$23.34	$26.03
June 30, 2008	$23.02	$19.95	$20.56	June 8, 2011*	$28.13	$25.81	$27.29
September 30, 2008	$21.86	$19.26	$19.84
December 31, 2008	$20.91	$14.34	$15.06
March 31, 2009	$17.63	$14.50	$16.02

* As of the date of this pricing supplement available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through June 8, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the daily performance of MO’s common stock from June 8, 2006 through June 8, 2011, based on information from Bloomberg Professional® service. The market price of the Reference Stock on June 8, 2011 was $27.29. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

ELI LILLY AND COMPANY (LLY)

Description of Eli Lilly and Company

Eli Lilly and Company has stated in its filings with the SEC that it discovers, develops, manufactures and sells pharmaceutical products. Information filed by Eli Lilly and Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-6351 or its CIK Code: 0000059478.

Historical Performance of Eli Lilly and Company

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from April 1, 2006 through June 8, 2011. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE	QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
June 30, 2006	$55.90	$50.19	$55.27	June 30, 2009	$36.65	$30.91	$34.64
September 29, 2006	$57.49	$53.83	$57.00	September 30, 2009	$35.65	$32.19	$33.03
December 29, 2006	$58.48	$51.13	$52.10	December 31, 2009	$38.00	$32.27	$35.71
March 30, 2007	$55.20	$51.21	$53.71	March 31, 2010	$37.92	$33.63	$36.22
June 29, 2007	$61.00	$53.90	$55.88	June 30, 2010	$36.97	$32.02	$33.50
September 28, 2007	$59.02	$53.53	$56.93	September 30, 2010	$37.92	$32.82	$36.53
December 31, 2007	$59.82	$49.09	$53.39	December 31, 2010	$38.08	$33.52	$35.04
March 31, 2008	$57.52	$46.60	$51.59	March 31, 2011	$35.92	$33.46	$35.17
June 30, 2008	$53.40	$45.36	$46.16	June 8, 2011*	$39.40	$34.88	$37.27
September 30, 2008	$49.78	$42.88	$44.03
December 31, 2008	$44.44	$28.62	$40.27
March 31, 2009	$40.78	$27.21	$33.41

* As of the date of this pricing supplement available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through June 8, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the daily performance of LLY’s common stock from June 8, 2006 through June 8, 2011, based on information from Bloomberg Professional® service. The market price of the Reference Stock on June 8, 2011 was $37.27. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

INTERNATIONAL BUSINESS MACHINES CORPORATION (IBM)

Description of International Business Machines Corporation

International Business Machines Corporation has stated in its filings with the SEC that it creates business value for clients and solves business problems through integrated solutions that leverage information technology and knowledge of business processes, which are drawn from a portfolio of consulting, delivery and implementation services, enterprise software, systems and financing.  Information filed by International Business Machines Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-2360 or its CIK Code: 0000051143.

Historical Performance of International Business Machines Corporation

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from April 1, 2006 through June 8, 2011. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE	QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
June 30, 2006	$84.45	$76.06	$76.82	June 30, 2009	$110.64	$95.70	$104.42
September 29, 2006	$83.79	$72.73	$81.94	September 30, 2009	$122.88	$99.50	$119.61
December 29, 2006	$97.88	$81.56	$97.15	December 31, 2009	$132.85	$117.26	$130.90
March 30, 2007	$100.90	$88.77	$94.26	March 31, 2010	$134.25	$121.61	$128.25
June 29, 2007	$108.05	$93.91	$105.25	June 30, 2010	$133.10	$116.00	$123.48
September 28, 2007	$118.89	$103.70	$117.80	September 30, 2010	$136.11	$120.61	$134.14
December 31, 2007	$121.46	$99.27	$108.10	December 31, 2010	$147.53	$134.39	$146.76
March 31, 2008	$119.79	$97.04	$115.14	March 31, 2011	$167.72	$146.64	$163.07
June 30, 2008	$129.99	$113.86	$118.53	June 8, 2011*	$173.51	$162.19	$164.34
September 30, 2008	$130.93	$109.95	$116.96
December 31, 2008	$116.80	$69.50	$84.16
March 31, 2009	$99.86	$81.76	$96.89

* As of the date of this pricing supplement available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through June 8, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the daily performance of IBM’s common stock from June 8, 2006 through June 8, 2011, based on information from Bloomberg Professional® service. The market price of the Reference Stock on June 8, 2011 was $164.34. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

LOCKHEED MARTIN CORPORATION (LMT)

Description of Lockheed Martin Corporation

Lockheed Martin Corporation has stated in its filings with the SEC that it is a security company principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems and products.  It also provides management, engineering, technical, scientific, logistic and information services.  Information filed by Lockheed Martin Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-11437 or its CIK Code: 0000936468.

Historical Performance of Lockheed Martin Corporation

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from April 1, 2006 through June 8, 2011. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE	QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
June 30, 2006	$77.95	$69.87	$71.74	June 30, 2009	$87.06	$65.21	$80.65
September 29, 2006	$86.45	$72.01	$86.06	September 30, 2009	$82.92	$72.20	$78.08
December 29, 2006	$93.24	$82.70	$92.07	December 31, 2009	$79.65	$67.39	$75.35
March 30, 2007	$103.50	$91.08	$97.02	March 31, 2010	$87.19	$73.61	$83.22
June 29, 2007	$100.10	$93.06	$94.13	June 30, 2010	$87.06	$74.36	$74.50
September 28, 2007	$108.75	$88.86	$108.49	September 30, 2010	$76.34	$68.19	$71.28
December 31, 2007	$113.74	$103.33	$105.26	December 31, 2010	$73.70	$67.68	$69.91
March 31, 2008	$110.25	$90.44	$99.30	March 31, 2011	$82.43	$69.62	$80.40
June 30, 2008	$110.60	$97.80	$98.66	June 8, 2011*	$81.92	$75.11	$77.12
September 30, 2008	$120.30	$98.01	$109.67
December 31, 2008	$109.70	$67.38	$84.08
March 31, 2009	$85.90	$57.41	$69.03

* As of the date of this pricing supplement available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through June 8, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the daily performance of LMT’s common stock from June 8, 2006 through June 8, 2011, based on information from Bloomberg Professional® service. The market price of the Reference Stock on June 8, 2011 was $77.12. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

McDONALD’S CORPORATION (MCD)

Description of McDonald’s Corporation

McDonald’s Corporation has stated in its filings with the SEC that it franchises and operates McDonald’s restaurants in the global restaurant industry.  Information filed by McDonald’s Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-5231 or its CIK Code: 0000063908.

Historical Performance of McDonald’s Corporation

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from April 1, 2006 through June 8, 2011. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE	QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
June 30, 2006	$35.99	$31.73	$33.60	June 30, 2009	$61.01	$51.76	$57.49
September 29, 2006	$40.06	$32.75	$39.12	September 30, 2009	$59.59	$53.88	$57.07
December 29, 2006	$44.68	$38.95	$44.33	December 31, 2009	$64.75	$56.03	$62.44
March 30, 2007	$46.21	$42.31	$45.05	March 31, 2010	$67.49	$61.06	$66.72
June 29, 2007	$52.88	$44.26	$50.76	June 30, 2010	$71.84	$65.55	$65.87
September 28, 2007	$55.73	$46.64	$54.47	September 30, 2010	$76.26	$65.31	$74.51
December 31, 2007	$63.69	$54.67	$58.91	December 31, 2010	$80.94	$74.40	$76.76
March 31, 2008	$59.48	$49.36	$55.77	March 31, 2011	$77.59	$72.14	$76.09
June 30, 2008	$61.76	$55.14	$56.22	June 8, 2011*	$82.72	$75.66	$81.15
September 30, 2008	$67.00	$55.55	$61.70
December 31, 2008	$64.02	$45.79	$62.19
March 31, 2009	$64.46	$50.44	$54.57

* As of the date of this pricing supplement available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through June 8, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the daily performance of MCD’s common stock from June 8, 2006 through June 8, 2011, based on information from Bloomberg Professional® service. The market price of the Reference Stock on June 8, 2011 was $81.15. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

ILLUSTRATIVE EXAMPLES

The following example of Coupon Payments for a Coupon Payment Date other than the initial Coupon Payment Date is provided for illustrative purposes only and is hypothetical.  The Coupon Payment on the initial Coupon Payment Date will be $52.50, or 5.25% per annum. These examples are representative of possible scenarios concerning increases or decreases in the prices of the Reference Stocks relative to their Initial Share Prices and how those increases and decreases affect the Coupons payable on the Notes on a Coupon Payment Date other than the initial Coupon Payment Date.  There are an unlimited number of scenarios concerning the increases and decreases in the prices of the Reference Stocks relative to their Initial Share Prices and each scenario will affect the Coupons payable on the Notes on a Coupon Payment Date other than the initial Coupon Payment Date differently.  We cannot predict the Official Closing Prices of the Reference Stocks on the Coupon Valuation Dates.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and you should not take these examples as an indication or assurance of the expected performance of the Reference Stocks. With respect to the Notes, the total payment you receive over the term of the Notes may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The examples below illustrate the Coupon Payments on a $1,000 investment in Notes for a hypothetical range of performances for the Reference Stocks. The following results are based solely on the assumptions outlined below.  The potential returns described here show potential valuations for different Coupon Valuation Dates during the term of the Notes.  You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the Reference Stocks or return of the Notes.  The following examples assume Initial Share Prices for each of the Reference Stocks as indicated in the tables below and reflect the Minimum Annual Coupon of 1.25% per annum and the Performance-Based Annual Coupon of 10.25% per annum.  The actual Initial Share Price for each Reference Stock will be determined on the Pricing Date.

 Example 1: On the Coupon Valuation Date, the Official Closing Price of each and every Reference Stock is greater than or equal to its Initial Share Price

Reference Stock	Initial Share Price	Hypothetical Official Closing Price
MO	$27.29	$30.00
LLY	$37.27	$40.00
IBM	$164.34	$170.00
LMT	$77.12	$80.00
MCD	$81.15	$85.00
	Performance Event Occurs? =	Yes
	Coupon Rate =	10.25%
	Coupon =	$102.50

Explanation for Example 1:

As illustrated above, the Official Closing Price of each and every Reference Stock on the applicable Coupon Valuation Date is greater than or equal to its Initial Share Price.  Therefore, the Coupon Rate for the corresponding Coupon Payment Date will be the Performance-Based Annual Coupon of 10.25% per annum.

Example 2: On the Coupon Valuation Date, the Official Closing Price of one Reference Stock is less than its Initial Share Price

Reference Stock	Initial Share Price	Hypothetical Official Closing Price
MO	$27.29	$35.00
LLY	$37.27	$40.00
IBM	$164.34	$150.00
LMT	$77.12	$83.00
MCD	$81.15	$85.00
	Performance Event Occurs? =	No
	Coupon Rate =	1.25%
	Coupon =	$12.50

Explanation for Example 2:

As illustrated above, the Official Closing Price of one Reference Stock (IBM) on the applicable Coupon Valuation Date is less than its Initial Share Price.  Therefore, since a Performance Event does not occur, and regardless of the appreciation of the other Reference Stocks, the Coupon Rate for the corresponding Coupon Payment Date will be the Minimum Annual Coupon of 1.25% per annum.

Example 3: On the Coupon Valuation Date, the Official Closing Price of each Reference Stock is less than its Initial Share Price

Reference Stock	Initial Share Price	Hypothetical Official Closing Price
MO	$27.29	$25.00
LLY	$37.27	$30.00
IBM	$164.34	$160.00
LMT	$77.12	$75.00
MCD	$81.15	$80.00
	Performance Event Occurs? =	No
	Coupon Rate =	1.25%
	Coupon =	$12.50

Explanation for Example 3:

As illustrated above, the Official Closing Price of each Reference Stock on the applicable Coupon Valuation Date is less than its Initial Share Price.  Therefore, a Performance Event does not occur and the Coupon Rate for the corresponding Coupon Payment Date will be the Minimum Annual Coupon of 1.25% per annum.

MARKET DISRUPTION EVENTS

If the Coupon Valuation Date is not a scheduled trading day for a Reference Stock, then the Coupon Valuation Date for such Reference Stock will be the next day that is a scheduled trading day for such Reference Stock.  If a market disruption event (as defined below) exists for a Reference Stock on the Coupon Valuation Date, then the Coupon Valuation Date for such Reference Stock will be the next scheduled trading day on which a market disruption event does not exist with respect to such Reference Stock.  If the market disruption event continues for five consecutive scheduled trading days, then the fifth of such consecutive scheduled trading days will nonetheless be the Coupon Valuation Date for such Reference Stock, and the calculation agent will determine, in its discretion, the relevant Final Price of such Reference Stock on that date in good faith and in its sole discretion using its estimate of the exchange traded price for such Reference Stock that would have prevailed but for that market disruption event. For the avoidance of doubt, if no market disruption event exists with respect to a Reference Stock on the originally scheduled Coupon Valuation Date, the determination of such Reference Stock’s Final Price will be made on the originally scheduled Coupon Valuation Date, irrespective of the existence of a market disruption event with respect to one or more of the other Reference Stocks. If the Coupon Valuation Date for any Reference Stock is postponed, then the Coupon Payment Date (which may include the Maturity Date) will also be postponed until the third business day following the latest postponed Coupon Valuation Date and no interest will be payable in respect of such postponement.

“Market disruption event” means for purposes hereof:

With respect to a Reference Stock and any date, the occurrence or existence of any of the following conditions which the calculation agent determines is material: (i) any suspension of or limitation imposed on trading by any relevant exchange or related exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by that relevant exchange or related exchange or otherwise, (a) relating to the Reference Stock or (b) in any futures or options contracts relating to the Reference Stock; or (ii) any event (other than an event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (a) to effect transactions in, or obtain market values for, the Reference Stock or (b) to effect transactions in, or obtain market values for, any futures or options contracts relating to the Reference Stock; or (iii) the closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time unless that earlier closing time is announced by that relevant exchange or related exchange at least one hour prior to the actual closing time for the regular trading session on that relevant exchange or related exchange on that scheduled trading day; or (iv) the relevant exchange or any related exchange for the Reference Stock fails to open for trading during its regular trading session.

“Relevant exchange” means with respect to a Reference Stock, the primary exchange for that Reference Stock.

“Related exchange” means with respect to a Reference Stock, the exchanges or quotation systems, if any, on which options or futures contracts on that relevant Reference Stock are traded or quoted, and as may be selected from time to time by the calculation agent.

“Scheduled closing time” means, with respect to any exchange and a scheduled trading day, the scheduled weekday closing time of that exchange on that scheduled trading day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means with respect a Reference Stock, any day on which the relevant exchange for that Reference Stock and each related exchange for that Reference Stock are scheduled to be open for trading for that Reference Stock.

The calculation agent will notify the security holders of the existence of a market disruption event on any day that, but for the occurrence or existence of a market disruption event, would have been the Coupon Valuation Date.

MERGER EVENT AND TENDER OFFER

A “Merger Event” shall mean, in respect of a Reference Stock, any (i) reclassification or change of the shares of the Reference Stock that results in a transfer of or an irrevocable commitment to transfer all shares of the Reference Stock outstanding, (ii) consolidation, amalgamation or merger of the Reference Stock Issuer with or into another entity (other than a consolidation, amalgamation or merger of the Reference Stock Issuer with or into another entity and which does not result in any such reclassification or change of all shares of the Reference Stock) or (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding shares of the Reference Stock that results in a transfer of or an irrevocable commitment to transfer all shares of the Reference Stock (other than those shares of the Reference Stock owned or controlled by the offeror), or (iv) consolidation, amalgamation, merger or binding share exchange of the Reference Stock Issuer or its subsidiaries with or into another entity in which the Reference Stock Issuer is the continuing entity and which does not result in a reclassification or change of the shares of the Reference Stock outstanding but results in the outstanding shares of the Reference Stock (other than shares of the Reference Stock owned or controlled by that other entity) immediately prior to that event collectively representing less than 50% of the outstanding shares of the Reference Stock immediately following that event, in each case if the approval date (as defined below) is on or before a Coupon Valuation Date.

A “Tender Offer” shall mean, in respect of the voting shares of a Reference Stock Issuer, any takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in that entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, not less than 10% of the outstanding voting shares of the Reference Stock Issuer as determined by the calculation agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the calculation agent deems relevant.

In the event of a Merger or Tender Offer affecting a Reference Stock or a Reference Stock Issuer, as applicable, the Notes will not be accelerated, but instead will be modified and adjusted by the calculation agent.  The calculation agent may in its reasonable discretion, adjust the terms of the Notes to reflect the economic impact of such event on the value of the Notes, though is not required to follow any specific course of action to effect this result.

A Merger or a Tender Offer may affect the Reference Stock in a manner that adversely affects the value of, and trading in, the Notes. Similarly, an adjustment or acceleration resulting from a Merger or a Tender Offer may adversely affect the value of, or the trading in, the Notes.

SHARE DELISTING, NATIONALIZATION, INSOLVENCY

A share delisting (“Delisting”) shall be deemed to have occurred if at any time during the period from and including the Original Issue Date to and including the final Coupon Valuation Date the shares of a Reference Stock cease to be listed on the relevant exchange for those shares for any reason and are not immediately re-listed on a successor exchange which is the New York Stock Exchange, the NASDAQ Global Market or a successor in interest (a “successor exchange”). If the Reference Stock is immediately re-listed on a successor exchange, then the Reference Stock shall continue to be deemed to be the Reference Stock.

A nationalization (“Nationalization”) shall be deemed to have occurred if, at any time during the period from and including the Original Issue Date to and including the final Coupon Valuation Date, all or substantially all of the assets of a Reference Stock Issuer are nationalized, expropriated, or are otherwise required to be transferred to any governmental agency, authority or entity.

An insolvency (“Insolvency”) shall be deemed to have occurred if, at any time during the period from and including the Original Issue Date to and including the final Coupon Valuation Date, by reason of voluntary or involuntary liquidation, bankruptcy or insolvency or any analogous proceeding involving a Reference Stock Issuer (i) any shares of the relevant Reference Stock are required to be transferred to a trustee, liquidator or other similar official or (ii) holders of any shares of the relevant Reference Stock become legally prohibited from transferring those shares.

In the event of a Delisting, Nationalization or Insolvency affecting a Reference Stock or a Reference Stock Issuer, as applicable, the Notes will not be accelerated, but instead will be modified and adjusted by the calculation agent.  The calculation agent may in its reasonable discretion, adjust the terms of the Notes to reflect the economic impact of such event on the value of the Notes, though is not required to follow any specific course of action to effect this result.  Such adjustments to the terms of the Notes will likely result in you not receiving a Coupon in the year of a Delisting, Nationalization or Insolvency and for each remaining Coupon Payment Date.

ADJUSTMENTS

Following the declaration by a Reference Stock Issuer of the terms of any potential adjustment event (as defined below), the calculation agent will determine whether that potential adjustment event has a diluting or concentrative effect on the theoretical value of the Reference Stock and, if so, will make such calculations and adjustments to the terms of the Security as may be necessary in order to account for the economic effect of such event.

For purposes hereof, “potential adjustment event” means the occurrence of any of the following after the Original Issue Date of the Notes:

(i) a subdivision, consolidation or reclassification of the shares of the Reference Stock (unless a Merger Event), or a free distribution or dividend of any shares of the Reference Stock to existing holders by way of bonus, capitalization or similar issue;

(ii) a distribution or dividend to existing holders of shares of the Reference Stock of (A) the Reference Stock (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Reference Stock Issuer equally or proportionately with such payments to holders of those shares or (C) other types of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the calculation agent;

(iii) an extraordinary dividend;

(iv) a call by the relevant Reference Stock Issuer in respect of shares of the Reference Stock that are not fully paid;

(v) a repurchase by the Reference Stock Issuer of shares of the Reference Stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

 (vi) any other similar event that may have a diluting or concentrative effect on the theoretical value of the shares of the Reference Stock.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in Payment at Maturity in this pricing supplement and (ii) any accrued but unpaid interest payable.  In such a case, the business day immediately preceding the date of acceleration will be used as the Coupon Observation Date for purposes of determining the Coupon payable on the Notes on the accelerated Maturity Date.  The accelerated Maturity Date will be the second business day following the accelerated final Coupon Observation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. will offer the Notes at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of up to 3.00%, or $30.00, per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See ‘Supplemental Plan of Distribution’ on page S-52 in the prospectus supplement.  All references to NASD Rule 2721 shall be to FINRA Rule 5121.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes.  We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes.  Pursuant to the terms of the Notes, you agree to treat the Notes as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Sidley Austin llp, special U.S. tax counsel to us, it is reasonable to treat the Notes as contingent payment debt instruments.  Assuming the Notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount (“OID”) in gross income each year, even though the actual Coupon Payment made with respect to the Notes during a taxable year may differ from the amount of OID that must be accrued during that taxable year.

We will not attempt to ascertain whether any Reference Stock Issuer would be treated as a United States real property holding corporation (“USRPHC”), as defined for U.S. federal income tax purposes. If a Reference Stock Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC by the Reference Stock Issuers and consult your tax advisor regarding the possible consequences to you if a Reference Stock Issuer is or becomes a USRPHC.

Based on the factors described in the section, “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the accompanying prospectus supplement, we have determined that the comparable yield of the Notes, solely for U.S. federal income tax purposes, will be 3.38% per annum (compounded annually).  In addition, we have computed a “projected payment schedule” that produces the comparable yield and includes the projected amount of the Coupon Payments.

Under this method and based upon the comparable yield, HSBC has determined that the projected payment schedule for the Notes that have a Principal Amount of $1,000 and an issue price of $1,000, consists of the following projected payments, and a U.S. holder that pays taxes on a calendar year basis, buys a Note for $1,000 and holds the Note until maturity, will, subject to the adjustments described below, be required to pay taxes on the following amounts of ordinary income in respect of the Notes in each year:

Year	Projected Payments	OID Income
2011	N/A	$18.59
2012	$52.50	$33.55
2013	$30.36	$33.27
2014	$30.36	$33.37
2015	$30.36	$33.42
2016	$30.36	$33.62
2017	$30.36	$33.68
2018	$1,030.36	$15.16

However, if the actual amount of a Coupon Payment in a taxable year is different from the amount reflected in the projected payment schedule, a U.S. holder is required to make an adjustment to its OID accrual when such amount is paid.  Adjustments arising from Coupon Payments that are greater than the projected amounts of those payments are referred to as “positive adjustments”; adjustments arising from Coupon Payments that are less than the projected amounts are referred to as “negative adjustments.”  Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder.  Any negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue.  Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.  The balance, if any, is treated as a negative adjustment in subsequent taxable years.  To the extent that it has not previously been taken into account, an excess negative adjustment reduces the amount realized upon a sale, exchange, or retirement of the Note.

U.S. holders may also obtain the comparable yield and projected payment schedule, as determined by us, by submitting a written request to:  Structured Equity Derivatives – Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 3rd Floor, New York, NY 10018.  A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the Notes.  However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the projected payment schedule is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the Notes.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual yield on a Note.  We do not make any representation as to what such actual yield will be.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above.  You should carefully consider the discussion of all potential tax consequences as set forth in “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

TABLE OF CONTENTS
You should only rely on the information contained in this pricing supplement, any accompanying product supplement, prospectus supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, any accompanying product supplement, prospectus supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This pricing supplement, any accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this pricing supplement, any accompanying product supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$3,000,000 Income Plus Notes

June 8, 2011

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment at Maturity	PS-4
Investor Suitability	PS-5
Risk Factors	PS-5
Description of the Reference Stocks	PS-8
Illustrative Examples	PS-13
Market Disruption Events	PS-15
Merger Event And Tender Offer	PS-15
Share Delisting, Nationalization, Insolvency	PS-16
Adjustments	PS-16
Events of Default and Acceleration	PS-17
Supplemental Plan of Distribution (Conflicts of Interest)	PS-17
Certain U.S. Federal Income Tax Considerations	PS-17

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to	37
Debt Securities
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59